Exhibit 99.1

For immediate release

February 23,  2021

AtriCure Reports Fourth Quarter 2020 and Full Year 2020 Financial Results

MASON, Ohio, February 23,  2021 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced fourth quarter 2020 and full year 2020 financial results.

“Despite challenges posed in 2020 as a result of the pandemic, we made meaningful progress across our business with our strategic initiatives,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “Looking ahead to 2021 and beyond, we are building on the strength of our core platform with key catalysts on the horizon which expand our market opportunities and position the company well for accelerated and sustainable revenue growth over the long term.”

Fourth Quarter 2020 Financial Results

Revenue for the fourth quarter of 2020 was $57.7 million, a decrease of $3.6 million or 5.9% (a decrease of 6.6% on a constant currency basis), compared to fourth quarter 2019 revenue. U.S. revenue was  $47.4 million,  a decrease of $2.1 million or 4.3%, compared to fourth quarter 2019 revenue. International revenue decreased 12.4%  (a  decrease of 16.1% on  a constant currency basis) to $10.3 million.  The decline in both U.S. and international revenue was driven by the global decline in surgical procedures as a result of the COVID-19 pandemic. On a sequential quarter basis, worldwide revenue for fourth quarter 2020 increased approximately 5% over third quarter 2020. The sequential increase in revenue reflects stabilizing procedure volumes for the majority of the fourth quarter 2020.

Gross profit for the fourth quarter of 2020 was $42.4 million compared to $44.8 million for the fourth quarter of 2019. Gross margin was 73.5%  and 73.0% for the fourth quarters of 2020 and 2019 respectively, largely reflecting the impact of geographic mix.

Loss from operations for the fourth quarter of 2020 was $17.5 million, compared to $15.3 million for the fourth quarter of 2019. Net loss per share was $0.42 for both the fourth quarter of 2020 and 2019.

Adjusted EBITDA was positive  $1.7 million for the fourth quarter of 2020 compared to a  $5.4 million loss for the fourth quarter of 2019. Adjusted loss per share for the fourth quarter of 2020 was $0.18 compared to $0.37 for the fourth quarter of 2019.

Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.

2020 Financial Results

Revenue for 2020 was $206.5 million, a decrease of $24.3 million or 10.5%  (a decrease of 10.7% on a constant currency basis), compared to 2019 revenue. U.S. revenue decreased 8.9% to $169.2 million. International revenue was $37.3 million, a decrease of $7.7 million or 17.1%  (a decrease of 18.3% on a constant currency basis).  The decrease in revenue was due to the global decline in surgical procedures as a result of the COVID-19 pandemic.

Gross profit for 2020 was $149.3 million compared to $170.3 million for 2019, and gross margin decreased to 72.3%  for 2020 compared to 73.8% for 2019. Gross margin was impacted in 2020 by a period of reduced production activity as well as the absorption of a full year of SentreHEART operations.

Loss from operations for 2020 was $44.2 million, compared to $33.1 million for 2019. Adjusted EBITDA was a loss of $6.3 million for 2020, compared to $6.7 million loss for 2019. Net loss per share was $1.14 for 2020 compared to $0.94 for 2019. The adjusted loss per share for 2020 was $1.01 compared to an adjusted loss per share of $1.07 for 2019.

2021 Financial Guidance

Full year 2021 revenue is projected to be approximately $250 million. Continued uncertainty relating to the dynamic environment with the COVID-19 pandemic could materially impact this projection. Full year 2021 adjusted EBITDA is expected to be a loss of approximately $10 million and the full year 2021 adjusted loss per share approximately $1.15.

First quarter 2021 revenue is expected to be in the range of  $55 million to $57 million. First quarter 2021 adjusted EBITDA is expected to be a loss in the range of  $5 million to $6 million. Adjusted loss per share for the first quarter 2021 is projected to be in the range of $0.36 to $0.39.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday,  February 23,  2021 to discuss its fourth quarter 2020 and full year 2020 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 6352259. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator®  Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.

Adjusted EBITDA is calculated as Net loss before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs,  legal settlement costs, and change in fair value of contingent consideration liabilities. Due to the nonrecurring nature of legal settlement costs, the Company has modified the calculation of adjusted EBITDA to exclude legal settlement costs. Legal settlement costs reflect the Company’s estimated settlement value of a claim by former nContact stockholders. The Company believes it is now appropriate to modify the calculation of adjusted EBITDA to exclude legal settlement costs because the Company has concluded that settlement costs are generally nonrecurring and are not reflective of the operational results of the Company’s core business, and the Company believes this approach is more comparable to peer company reporting. Management believes in order to properly understand the short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning, and previously used adjusted EBITDA as a performance metric in the annual incentive plan. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)” later in this release.

Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments in fair value of contingent consideration liabilities and legal settlement costs.  Management believes it is now appropriate to modify the calculation of adjusted loss per share to exclude legal settlement costs, as such amounts can be significant and vary in value and are not reflective of our core business. A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.

CONTACTS:

Angie Wirick

AtriCure, Inc.

Chief Financial Officer

(513) 755-5334

awirick@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
United States Revenue:
Open ablation	$20,720	$20,894	$75,399	$80,205
Minimally invasive ablation	7,352	8,982	25,647	34,842
Appendage management	19,111	19,091	66,981	68,166
Total ablation and appendage management	47,183	48,967	168,027	183,213
Valve tools	223	570	1,217	2,616
Total United States	47,406	49,537	169,244	185,829
International Revenue:
Open ablation	4,889	6,003	18,655	24,945
Minimally invasive ablation	1,825	2,227	6,171	8,349
Appendage management	3,575	3,513	12,353	11,476
Total ablation and appendage management	10,289	11,743	37,179	44,770
Valve tools	30	41	108	208
Total international	10,319	11,784	37,287	44,978
Total revenue	57,725	61,321	206,531	230,807
Cost of revenue	15,288	16,547	57,222	60,472
Gross profit	42,437	44,774	149,309	170,335
Operating expenses:
Research and development expenses	10,871	13,096	43,070	41,230
Selling, general and administrative expenses	49,069	47,004	150,472	162,227
Total operating expenses	59,940	60,100	193,542	203,457
Loss from operations	(17,503)	(15,326)	(44,233)	(33,122)
Other expense, net	(961)	(722)	(3,808)	(1,873)
Loss before income tax expense	(18,464)	(16,048)	(48,041)	(34,995)
Income tax expense	98	48	114	199
Net loss	$(18,562)	$(16,096)	$(48,155)	$(35,194)
Basic and diluted net loss per share	$(0.42)	$(0.42)	$(1.14)	$(0.94)
Weighted average shares used in computing net loss per share:
Basic and diluted	44,124	38,190	42,125	37,589

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$244,218	$81,801
Accounts receivable, net	23,146	28,046
Inventories	35,026	29,414
Prepaid and other current assets	4,347	3,899
Total current assets	306,737	143,160
Property and equipment, net	28,290	32,646
Operating lease right-of-use assets	1,914	4,032
Long-term investments	14,178	12,675
Goodwill and intangible assets, net	362,980	364,662
Other noncurrent assets	440	705
Total assets	$714,539	$557,880
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$40,720	$47,698
Other current liabilities and current maturities of debt and leases	8,417	2,218
Total current liabilities	49,137	49,916
Long-term debt	53,435	59,634
Finance lease liabilities	10,969	11,774
Operating lease liabilities	1,180	2,796
Contingent consideration and other noncurrent liabilities	187,424	186,417
Total liabilities	302,145	310,537
Stockholders' equity:
Common stock	45	40
Additional paid-in capital	742,389	529,658
Accumulated other comprehensive income (loss)	312	(158)
Accumulated deficit	(330,352)	(282,197)
Total stockholders' equity	412,394	247,343
Total liabilities and stockholders' equity	$714,539	$557,880

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss, as reported	$(18,562)	$(16,096)	$(48,155)	$(35,194)
Income tax expense	98	48	114	199
Other expense, net	961	722	3,808	1,873
Depreciation and amortization expense	2,167	2,383	9,548	9,366
Share-based compensation expense	6,516	5,161	22,642	17,977
Contingent consideration adjustment	4,497	2,018	(357)	(4,916)
Acquisition costs	—	333	138	3,978
Legal settlement	6,000	—	6,000	—
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$1,677	$(5,431)	$(6,262)	$(6,717)

Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss, as reported	$(18,562)	$(16,096)	$(48,155)	$(35,194)
Contingent consideration adjustment	4,497	2,018	(357)	(4,916)
Legal settlement	6,000	—	6,000	—
Net loss excluding contingent consideration adjustment and legal settlement	$(8,065)	$(14,078)	$(42,512)	$(40,110)
Basic and diluted adjusted net loss per share	$(0.18)	$(0.37)	$(1.01)	$(1.07)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	44,124	38,190	42,125	37,589